Exhibit 10.20

November 23, 2004

Mr. Umesh Padval

1370 Corinne Lane

Menlo Park, CA 94025

Dear Umesh:

This letter outlines the terms of a proposed appointment of you to an open board of directors seat at Entropic Communications, Inc. (the “Company”).

1.	Stock Option. In connection with your acceptance as a member of the board of directors of the Company, the Company will grant you an option to purchase 320,000 shares of the Company’s Common Stock with an exercise price equal to fair market value on the date of the grant. These option shares will vest over a four-year period with a 25% one-year cliff, in accordance with the standard option plan approved by the Company’s board of directors. Vesting will, of course, depend on your continued service as a member of the board of directors with the Company. The option will be a nonstatutory stock option and will be subject to the terms of the Company’s 2001 Stock Option Plan and the Stock Option Agreement between you and the Company.

2.	Expense Reimbursement. The Company shall promptly reimburse you for all expenses associated with your attendance at the Company’s board of directors meetings providing that (i) the expenditures are of a nature qualifying them as legitimate and reasonable business expenses, and (ii) you furnish to the Company adequate records and other documentary evidence reasonably required by the Company to substantiate the expenditures.

3.	Change of Control. In the case of a Change of Control of the Company, if a board seat in the surviving company is not offered to you, vesting would be accelerated for 100 percent for any unvested stock options then held by you. A “Change in Control” means: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of Entropic of more than fifty percent (50%) of the voting stock of Entropic; (ii) a merger or consolidation in which Entropic is a party after which the stockholders of Entropic immediately prior to such transaction hold less than fifty percent (50%) of the voting securities of the

9276 Scranton Road, Suite 200 • San Diego, CA 92121 • 858.625.3200 Main / 858.546.2409 Fax

surviving entity; (iii) the sale, exchange, or transfer of all or substantially all of the assets of Entropic after which the stockholders of Entropic immediately prior to such transaction hold less than fifty percent (50%) of the voting securities of the corporation or other business entity to which the assets of Entropic were transferred; or (iv) a liquidation or dissolution of Entropic.

4.	Duration of Appointment. The Company expects your commitment to the Company will be for four years from the date of appointment. If you resign or you are removed from the board by a shareholder vote, vesting of your stock option will cease.

5.	D&O Insurance. The Company will provide you with the appropriate board of directors insurance.

We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms by signing and dating the enclosed duplicate original of this letter agreement and returning it to me.

Umesh, we look forward with enthusiasm to your acceptance of our offer and to the commencement of your duties as a member of the board of directors of the Company.

Sincerely,

/s/ Patrick C. Henry
Patrick Henry
President & CEO
Entropic Communications, Inc.

Agreed and acknowledged:

By:	/s/ Umesh Padval
Umesh Padval

Dated:                     , 2004

9276 Scranton Road, Suite 200 • San Diego, CA 92121 • 858.625.3200 Main / 858.546.2409 Fax